Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 ir@mkr-group.com

Smith Micro Software Reports 2014 First Quarter Financial Results

Announces Additional Restructuring Measures

Aliso Viejo, CA, May 8, 2014 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for its first quarter ended March 31, 2014.

“Revenue for the first quarter was $8.4 million, down 29% sequentially, and 27% year-over-year. While we typically see a drop in revenue from the fourth quarter to the first quarter each year due to seasonality in our Productivity and Graphics business, this year’s decline was more strongly felt since, as expected, the 19% customer in Q4 did not contribute any revenue to Q1,” said William W. Smith Jr., President and CEO of Smith Micro Software.

“While we were hopeful that we could achieve profitability based on our previous restructure, a significant potential deal that didn’t materialize and uncertainty regarding the timing of future revenues have resulted in the need for additional cost cutting measures. Therefore, we are taking immediate steps to further lower our cost structure by approximately $2.0 million per quarter. The Board has approved a restructuring plan that will streamline our organization and reduce overall headcount by approximately 20%. The plan will result in one-time severance and other special charges of approximately $1.6 to $2.0 million, which will be reported in our second quarter,” Mr. Smith concluded.

Smith Micro Software reported revenue of $8.4 million for the first quarter ended March 31, 2014, compared to $11.6 million reported in the first quarter ended March 31, 2013.

Smith Micro Software First Quarter 2014 Financial Results	Page 2 of 6

First quarter gross profit on a GAAP and non-GAAP (which excludes stock compensation) basis was $6.0 million, compared to $9.2 million reported in the first quarter of 2013.

GAAP gross profit as a percentage of revenue was 71.4 percent for the first quarter of 2014, compared to 78.9 percent for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 71.4 percent for the first quarter of 2014, compared to 79.0 percent for the same quarter last year.

GAAP net loss for the first quarter of 2014 was $5.2 million, or a loss of $0.14 per share, compared to GAAP net loss of $6.2 million, or $0.17 per share, for the first quarter of 2013.

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense) for the first quarter of 2014 was $2.7 million, or a loss of $0.07 per share, compared to a net loss of $3.1 million, or $0.08 per share, for the first quarter of 2013.

Total cash and cash equivalents and short-term investments at March 31, 2014 were $11.2 million.

Fully diluted weighted average common shares outstanding as of March 31, 2014 were 37.7 million, compared to 36.6 million fully diluted weighted average common shares outstanding as of March 31, 2013.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing the Company’s income generation, since stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since the Company is in a loss position, the non-GAAP income tax benefit for the period ended March 31, 2014 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of the Company’s ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Smith Micro Software First Quarter 2014 Financial Results	Page 3 of 6

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s first quarter 2014 results at 4:30 p.m. ET, May 8, 2014. To access the call, dial (877) 941-2332 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the execution of our recently announced restructuring, our ability to halt the decline of our cash reserves in light of our continued losses, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are potential for disruption and loss of customers and business from the transfer of duties and responsibilities in our recently announced restructuring, the risk that we will continue to incur losses and not regain profitability, the risk that we may need to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all, changes in demand for the company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software First Quarter 2014 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) -unaudited

	GAAP	Stock Compensation	Taxes	Non- GAAP
Three Months Ended 3/31/14:
Gross profit	$6,029	$5	$—	$6,034
Loss before provision for income taxes	($5,134)	$798	$—	($4,336)
Net loss	($5,167)	$798	$1,681	($2,688)
EPS-diluted	($0.14)	$0.02	$0.05	($0.07)

Three Months Ended 3/31/13:
Gross profit	$9,158	$5	$—	$9,163
Loss before provision for income taxes	($6,089)	$1,072	$—	($5,017)
Net loss	($6,158)	$1,072	$1,975	($3,111)
EPS-diluted	($0.17)	$0.03	$0.06	($0.08)

Smith Micro Software First Quarter 2014 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months Ended March 31, 2014 and 2013

(in thousands, except per share amounts) - unaudited

	For the Three Months Ended March 31,
	2014	2013
Revenues	$8,449	$11,602
Cost of revenues	2,420	2,444

Gross profit	6,029	9,158

Operating expenses:
Selling and marketing	3,036	4,381
Research and development	4,249	5,936
General and administrative	3,878	4,942

Total operating expenses	11,163	15,259

Operating loss	(5,134)	(6,101)
Interest and other income, net	—	12

Loss before provision for income taxes	(5,134)	(6,089)

Provision for income tax expense	33	69

Net loss	$(5,167)	$(6,158)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	—	18
Income tax expense related to items of other comprehensive income	—	—

Other comprehensive income, net of tax	—	18

Comprehensive loss	$(5,167)	$(6,140)

Loss per share:
Basic and diluted	$(0.14)	$(0.17)

Weighted average shares outstanding:
Basic and diluted	37,714	36,614

Smith Micro Software First Quarter 2014 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$8,620	$11,763
Short term investments	2,625	3,078
Accounts receivable, net	7,042	7,563
Income tax receivable	699	699
Inventory, net	167	167
Prepaid and other assets	734	871
Deferred tax asset	152	152

Total current assets	20,039	24,293
Equipment & improvements, net	6,161	7,023
Other assets	223	222

TOTAL ASSETS	$26,423	$31,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,623	$1,632
Accrued liabilities	7,160	7,734
Deferred revenue	201	464

Total current liabilities	8,984	9,830

Long-term liabilities	3,573	3,383
Deferred tax liability	154	154

Total non-current liabilities	3,727	3,537

Stockholders’ Equity:
Common stock	39	37
Additional paid in capital	215,325	214,619
Accumulated comprehensive deficit	(201,652)	(196,485)

Total stockholders’ equity	13,712	18,171

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$26,423	$31,538